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Exhibit 5.1

        [Form of Opinion]

, 2004

South Dakota Soybean Processors, LLC
100 Caspian Ave.
P.O. Box 500
Volga, South Dakota 57071

Re:    South Dakota Soybean Processors, LLC

Gentlemen:

        We have acted as counsel for South Dakota Soybean Processors, LLC, a South Dakota limited liability company (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (SEC File No. 333-            ) and the Prospectus contained therein covering the Company's public offering and sale of up to 5,625,000 Class A capital units of the Company (the "Capital Units"), such Registration Statement and the Prospectus as on file with the Securities and Exchange Commission (the "Commission") being hereinafter referred to as the "Registration Statement" and the "Prospectus," respectively. We are rendering this opinion in accordance with Item 601(b)(5)(i) of Regulation S-K, under the Securities Act of 1933, as amended.

        For purposes of this opinion, we have reviewed such questions of law and examined such corporate records, certificates, and other documents as we have considered necessary or appropriate, in our discretion, for purposes of this opinion, and, in particular, we have reviewed:

  1.
  The Company's Articles of Organization and Operating Agreement.

  2.
  Such resolutions adopted by the Board of Managers of the Company and minutes of meetings of the Board of Managers as are related to this offering, as certified by the Secretary of the Company.

  3.
  The Prospectus and the Registration Statement, including any amendments thereto filed with the Commission and any written communications between our office and the Commission relating to the foregoing.

        In connection with our examination, we have assumed that the signatures on all executed documents are genuine, all certified copies conform to the originals, and all certificates containing relevant facts are correct. In rendering this opinion, we have relied as to matters of fact upon certificates from officers of the Company, public officials and other sources believed by us to be reliable.

        Based on the foregoing, it is our opinion that:

  1.
  The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of South Dakota. The Company has full power and authority to own its properties and conduct its business as currently being carried on and as described in the Registration Statement and Prospectus.

  2.
  The Capital Units to be issued and sold by the Company under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Registration Statement, will have been validly issued and will be fully paid and non-assessable, and the holders thereof will not be subject to personal liability by reason of being such holders.

        We are admitted to practice law in the State of South Dakota, and we express no opinion as to the laws of any jurisdiction other than the State of South Dakota and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(23)(i) of Regulation S-K under the Securities Act of 1933, as amended, and to the reference to our firm in the Registration Statement and Prospectus.

Very truly yours,
LEONARD, STREET AND DEINARD Professional Association
By
Michael G. Taylor

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  Exhibit 5.1